Exhibit 3.1 (i)
COATES INTERNATIONAL

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

*****

COATES INTERNATIONAL LTD.,a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation").

 DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation (a) to increaseits authorized shares of Common Stock, $.001 par value from 20,000,000 shares to 200,000,000 shares; (b) to change the par value of the Common Stock from $.001 per share $.0001 per share; (c) to automatically convert all shares of Series A Preferred Stock outstandingon the date of filling of a certificate of amendment of its restated certifcate of incorporation with the Delaware Secretary of State into share of Common Stock, on the basis of ten (10) shares of Common Stock for each share of Series A Preferred Stock: and (c) to modify certain terms of the authorized shares of Series A Preferred Stock. The resolutions setting forth the proposed amendment and providing for the said conversion are as follows:

RESOLVED, that article FOURTH of this Corporation's restated Certificate of Incorporation be and is hereby amended to read in its entierety as follows:

"FOURTH": (a) The aggregate number of shares which the Corporation shall have authority is to issue two hundred and fourteen million (214,000,000) shares, to consider of  (200,000,000) shares of Common Stock with a par value of $.0001per share and fourteen million (14,000,000) shares of Series A Preferred Stock with a par value of $.001 per share.

(b)  The terms and provisions of the Common Stock are as follows:

(i) The holders of Common Stock shall be intitled to one vote per Share with respect to all corporate matters.

(ii) In case of the liquidation a dissolution of the Corporation, the holders of such shares of Common Stock shall be entitled, after payment of the debts and other liabilities of the Corporation, and subject to the prior rights of the Series A Preferred Stock, to share retably in the remaning net assets of the Corporation.

(c)  The terms and provisions of the Series A Preferred Stock are as follows:

(i)	The holders of Series A Preferred Stock shall be entitled to ten votes per share with respect to all corporate matters.

(ii)
In case of the liquidation or dissolution of the Corporation, the holders of said shares of Series A Preferred Stock shall be entitled to receive payment of the par value thereof, and all accrued and unpaid dividends thereon, from the assets remaining, after payment of the debts and liabilities of the Corporation, before any payment shall be made to the holders of the shares of any other class; but the holders of the Series A Preferred A Stock shall not be entitled to participate any further in the distribution of the assets of the Corporation.

(iii)
Each share of Series A Preferred Stock outstanding after May 19, 2000 may be converted at any time thereafter, at the opinion of the holder thereof, into ten shares of Common Stock on the following terms and conditions. The holder of any shares of the Series A Preferred Stock may exercise their option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series A Preferred Stock to be converted accompanied by written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this paragraph and specifying the name or names into which such holder wished the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by a payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto, and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock of the Corporation into which the holder of the Series A Preferred Stock so converted shall be entitled, and (b) if less than the full number of shares of the Series A Preferred Stock evidenced by the sut endered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such suftendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and such surrender of the certificate or certificates representing shares of Series A Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be newly-issued shares or treasury shares, shall be duly paid and non-assessable, and shall be free from preemptive rights and free of any lien or adverse claim.

Upon conversion of any shares of the Series A Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect to the shares so converted, providing that such holder shall be entitled to receive any dividends on such shares of the Series A Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the . Series A Preferred Stock entitled to receive payment of such dividend.

The Corporation shall at all times reserve and keep available out or its authorized Common Stock the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock.

(d)	No holder of any shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized or outstanding capital stock of the Corporation of any class or series, or bonds, certificates or indebtedness, debentures or other securities convertible into or`exchangable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series.

And it was further

RESOLVED, that each outstanding share of this Corporation's Series A Preferred Stock on the date of filling of a certificate of amendment of its restated certificate of incorporation with the Delaware Secretary of State shall be automatically converted into shares of Common Stock on the basis of ten (10) shares of Common Stock for each share of Series A Preferred Stock.

SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law, the necessary number of shares as required by statute were voted in favor of the said amendment and the said conversion of the outstanding Series A Preferred Stock.

THIRD: That said amendment and said conversion were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporatibn Law of the State of Delaware.

IN WITNESS THEREOF, said Coates International Ltd. has caused this certificate to be signed by George J. Coates, its President and attested by Richard W. Evans, its Secretary, this 19th day of May, 2000.

COATES INTERNATIONAL LTD.

By:	/s/ George J. Coates
George J. Coates, President

(CORPORATE SEAL)

ATTEST:

/s/ Richard Evans
Richard Evans, Secretary